Exhibit 99.1

CANADA SOUTHERN PETROLEUM LTD.

CANADA SOUTHERN PETROLEUM LTD. ANNOUNCES

APPOINTMENT OF NEW BOARD MEMBER

Calgary, Alberta, September 17, 2004 -- Canada Southern Petroleum Ltd. (NASDAQ/Pacific:  CSPLF; Toronto/Boston: CSW) today reported that Raymond Cej, a highly experienced oil and gas executive, has been appointed to fill a vacant seat on its Board of Directors, effective September 16, 2004.  Mr. Cej has been appointed to serve as a member of the Corporate Governance and Nominating Committee and the Operations Committee of the Board of Directors, both effective September 16, 2004.

Speaking on behalf of Canada Southern’s Board, Chairman Richard McGinity stated “Canada Southern is fortunate to have attracted an individual of Mr. Cej’s caliber to its Board.  His experience in all phases of the oil and gas business, especially in Western Canadian exploration and development, will be enormously valuable to the Company.  He has a track record of building value for shareholders, which is the principal objective of this Board and management, and will be an immediate contributor in the Company’s pursuit of this goal.”

With over 30 years of experience, Mr. Cej has led and managed corporate development, financing, exploration, development, production operations and marketing activities specific to oil, natural gas, and associated products as well as the supply, distribution, manufacturing and sale of refined products.  Most of his experience is Canada-based where he was with Shell Canada Ltd. for 26 years in positions of increasing responsibility and seniority.  As Vice President of Development, he was responsible for Shell Canada’s upstream development program, as well as the drilling program for all of Shell’s exploration and production activities.  As Senior Operating Officer – Resources, he was a member of the five-person senior management team of the company.  Since retiring from Shell in 1995, he has played key roles in delivering shareholder value in both Canadian and international settings.  He earned a Bachelor of Engineering degree (Chemical Engineering) from the Royal Military College, and a Master of Engineering (Chemical Engineering) from the California Institute of Technology.  He is a resident of Calgary, Alberta.

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Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company's limited voting shares are traded on the NASDAQ SmallCap Market and the Pacific Exchange, Inc. under the symbol "CSPLF," and on the Boston Stock Exchange and the Toronto Stock Exchange under the symbol "CSW." The Company has 14,417,770 shares outstanding.

Any statements in this release that are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these risks and uncertainties are uncertainties as to the costs, pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at those properties, and the significant costs associated with the exploration and development of the properties in which the Company has interests, particularly the Kotaneelee field. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact: John W.A. McDonald, President and Chief Executive Officer, at (403) 269-7741.